STOCK PURCHASE AGREEMENT





                                 BY AND BETWEEN

                               THE SHAREHOLDERS OF
                     AMERICAN SPORTS DEVELOPMENT GROUP, INC.
                  (F/K/A/ NATIONAL PAINTBALL SUPPLY CO., INC.)

                                       AND

                           AMERICAN INFLATABLES, INC.
















                            DATED AS OF MAY 16, 2002

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     This SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of this
16th day of May,  2002 by and  between  William R.  Fairbanks,  Red Oak  Limited
Partnership and Douglas A. Brown (each an "ASDG Shareholder"), the sole shareholders of American Sports Development Group, Inc., a South Carolina corporation formerly known as National Paintball Supply Co., Inc. ("ASDG"), and American Inflatables, Inc., a Delaware corporation ("Inflatables").

                                    RECITALS

         A. Inflatables is a Delaware corporation headquartered in Costa Mesa, California.

         B. ASDG is a South Carolina corporation headquartered in Greenville, South Carolina. Red Oak Limited Partnership is a South Carolina limited partnership of which William R. Fairbanks and his wife Melissa F. Fairbanks are the general partners.

         C. The parties hereto desire that Inflatables acquire ASDG through the issuance by Inflatables of securities of Inflatables having 83% of the voting and distribution rights of all security holders of Inflatables on a fully-diluted basis after the issuance of such securities in exchange for all of the issued and outstanding equity securities of ASDG. Following consummation of such transaction, the pre-transaction shareholders of ASDG will own a supermajority controlling interest in Inflatables.

         D. ASDG and Inflatables were parties to that certain Reorganization Agreement dated October 12, 2000, as amended by Amendments Nos. 1, 2 and 3 thereto (the "Reorganization Agreement") that contemplated the merger of a wholly-owned subsidiary of ASDH with and into Inflatables that would result in Inflatables becoming a wholly-owned subsidiary of ASDG. The Reorganization Agreement has been terminated and superceded and replaced in its entirety with this Agreement.

         NOW,  THEREFORE,  in  consideration  of the  premises  and  the  mutual
representations,   warranties  and  agreements   herein   contained,   the  ASDG
Shareholders and Inflatables hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

         1.1 AGREEMENT. This Agreement, including all schedules, appendices and exhibits attached hereto.

         1.2 ASDG. American Sports Development Group, Inc., formerly known as National Paintball Supply Co., Inc., a South Carolina corporation headquartered in Greenville, South Carolina.

         1.3 ASDG COMMON STOCK. The common stock, par value $0.001 per share, of ASDG.

         1.4 BENEFIT  PLANS.  All employee  benefit  plans within the meaning of
Section  3(3) of ERISA and any related or  separate  contracts,  plans,  trusts,

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annuities,   programs,   policies,   arrangements,    practices,   customs   and
understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.

         1.5 CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. 9601 et seq.

         1.6 CLOSING; CLOSING DATE. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.

         1.7 CODE. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.

         1.8 CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Share Exchange, or (v) which was independently developed by the recipient without the benefit of Confidential Information.

         1.9 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

         1.10 EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

         1.11 GAAP.  Generally   accepted  accounting  principles   consistently
applied.

         1.12 INFLATABLES. American Inflatables, Inc., a corporation organized and existing under the laws of the State of Delaware headquartered in Costa Mesa, California.

         1.13 INFLATABLES  BENEFIT PLANS.  All  Benefit  Plans,  and  all  other
material   fringe  benefit  plans  or  programs,  sponsored  or  maintained   by
Inflatables or under which Inflatables may be obligated.

         1.14 INFLATABLES COMMON STOCK. The common stock, par value $0.001 per share, of Inflatables.

         1.15  IRS. The U.S. Internal Revenue Service.

         1.16 KNOWLEDGE. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent

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verification  or  confirmation  by members of senior  management or the board of directors  of the  entity  making  the  representation  or  warranty  from other
Persons).

         1.17 LIEN. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.

         1.18 MATERIAL ADVERSE EVENT; MATERIAL ADVERSE EFFECT. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, or (C) any action or omission of Inflatables or ASDG or a subsidiary thereof taken with the prior written consent of ASDG or Inflatables, as applicable, in contemplation of the transaction contemplated herein.

         1.19 MULHOLLAND EMPLOYMENT AGREEMENT. The Employment Agreement between Inflatables and Gregg R. Mulholland in the form attached hereto as EXHIBIT A.

         1.20 MULHOLLAND  GUARANTY.  Gregg  R.  Mulholland's  guaranty  of   the
obligations of Inflatables  hereunder in the form attached hereto as EXHIBIT B.

         1.21 JOINT ESCROW AGREEMENT. The Escrow Agreement in form attached hereto as EXHIBIT C.

         1.22 PAISLEY CONSULTING AGREEMENT. The Consulting Agreement between Inflatables and Dale Paisley in the form attached hereto as EXHIBIT D.

         1.23 PBGC. The Pension Benefit Guaranty Corporation.

         1.24 PERSON. An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

         1.25 REGULATIONS. The regulations issued by the IRS under the Code.

         1.26 RIGHTS. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to

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subscribe for or acquire, and other arrangements or commitments which obligate a
Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation of, any of its capital stock or ownership interests therein.

         1.27 SEC. The U.S. Securities and Exchange Commission.

         1.28 SECURITIES ACT. The Securities Act of 1933, as amended.

         1.29 SHARE EXCHANGE. The issuance by Inflatables of securities of Inflatables having 83% of the voting and distribution rights of all security holders of Inflatables on a fully-diluted basis after the issuance of such securities in exchange for all of the issued and outstanding equity securities of ASDG, all as provided herein.

         1.30 SHAREHOLDER AGREEMENT. The American Inflatables, Inc. Shareholder Agreement attached hereto as EXHIBIT E.

         1.31 TOTAL PRO FORMA CLOSING DEBT. The total debt of Inflatables on the Closing Date after giving effect to (i) the exercise of the UCI Warrant (as defined in the Shareholders Agreement) as contemplated in the Shareholders Agreement, (ii) the prepayment of the TNR Note and the Dylan's Note (each as defined in the Shareholders Agreement) as contemplated in the Shareholders Agreement, (iii) Gregg R. Mulholland's forgiveness of all amounts owed to him by Inflatables as a contribution to the capital of Inflatables as contemplated in the Shareholders Agreement and (iv) the issuance to Dale Paisley of shares of Inflatables Common Stock in satisfaction of all amounts owed to Mr. Paisley by Inflatables pursuant to the Paisley Consulting Agreement.

                          ARTICLE 2. THE SHARE EXCHANGE

         2.1 SHARE  EXCHANGE.  Subject   to  the  terms  and  conditions of this
Agreement, on the Closing Date, the parties hereto will cause the Share Exchange to occur as follows:

         (a) In exchange for the transfer to Inflatables of all of the shares of ASDG Common Stock owned by William R. Fairbanks, Inflatables will issue to William R. Fairbanks 38,335,014 shares of Inflatables Common Stock;

         (b) In exchange for the transfer to Inflatables of all of the shares of ASDG Common Stock owned by Red Oak Limited Partnership, Inflatables will issue to Red Oak Limited Partnership 5,897,694 shares of Inflatables Common Stock;

         (c) In exchange for the transfer to Inflatables of all of the shares of ASDG Common Stock owned by Douglas A. Brown, Inflatables will issue to Douglas A. Brown 4,914,745 shares of Inflatables Common Stock.
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         2.2  THE CLOSING. The Closing of the transactions  contemplated  herein
(the "Closing")  shall be held on the date hereof (the "Closing Date").

         2.3 ANTI-DILUTION. It is the intent of the parties hereto that upon consummation of the Share Exchange, William R. Fairbanks shall own 64.74%, Red Oak Limited Partnership shall own 9.96% and Douglas A. Brown shall own 8.30% of the aggregate voting power and distributional rights of all Inflatables security holders on a fully-diluted basis. After consummation of the Share Exchange, if for any reason whatsoever, including without limitation the breach of any representation, warranty or covenant of Inflatables herein or of any party to the Inflatables Shareholder Agreement therein, other than a change in the outstanding securities of Inflatables approved in advance in writing by the ASDG Shareholders, Mr. Fairbanks owns less than 64.74%, Red Oak Limited Partnership owns less than 9.96% or Mr. Brown owns less than 8.30% of the aggregate voting power and distributional rights of all Inflatables security holders on a fully-diluted basis, then Inflatables shall issue to Mr. Fairbanks, Red Oak Limited Partnership and Mr. Brown such additional shares of Inflatables Common Stock or other securities as are necessary to cause Mr. Fairbanks to own 64.7%, Red Oak Limited Partnership to Own 9.96% and Mr. Brown to own 8.30% of the aggregate voting power and distributional rights of all Inflatables security holders on a fully-diluted basis.

         2.4  RELATED  AGREEMENTS.  Contemporaneously  with the   execution  and
delivery of this Agreement, the parties to the agreements listed below are executing and delivering the following agreements:

         (a)      The Mulholland Employment Agreement;
         (b)      The Mulholland Guaranty;
         (c)      The Joint Escrow Agreement;
         (d)      The Paisley Consulting Agreement; and
         (e)      The Shareholders Agreement.

This Agreement shall only become effective upon the execution and delivery of all of these agreements by all of the parties to each such agreement. If any such agreement shall not be fully executed and delivered, then any party to this Agreement may declare this Agreement null and void ab initio unless such party is one of the parties that failed to execute such other agreement.

         2.5 TAX TREATMENT. The parties hereto intend that the Share Exchange shall qualify as a tax-free reorganization under Section 368(a) of the Code. Inflatables and the ASDG Shareholders shall each take such actions within their power as may be reasonably necessary to cause the Share Exchange to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance would be prohibited by law or regulation.

         2.6 EXPENSES. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Share Exchange.

         2.7 OPINION OF COUNSEL FOR INFLATABLES. Contemporaneously with the execution of this Agreement, Inflatables is furnishing the ASDG Shareholders with an opinion of its counsel, dated as of the date hereof, and in form and

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substance reasonably satisfactory to the ASDG Shareholders and their counsel, to the effect that, except as disclosed herein:

         (i) Inflatables is duly organized, validly existing and in good standing under the laws of the State of Delaware;

         (ii) the consummation of the transactions contemplated by this Agreement and the other agreements contemplated herein to which Inflatables is a party will not:

                  (A) violate any provision of Inflatables' Certificate of Incorporation or Bylaws, as applicable,
                  (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on SCHEDULE 3.18 or any order, arbitration award, judgment or decree known to counsel to which Inflatables is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Agreement, or
                  (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which Inflatables is subject;

         (iii) all of the shares of Inflatables Common Stock to be issued hereunder are validly authorized and issued, fully paid and non-assessable, and no holder of Inflatables securities has preemptive rights with respect thereto;

         (iv) Inflatables has the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement and the other agreements contemplated herein to which it is a party, and to consummate the transactions contemplated herein and therein and all applicable regulatory waiting periods have passed;

         (v) all filings and registrations with, and notifications to, all Federal and state authorities required on the part of Inflatables for the consummation of the Share Exchange have been made;

         (vi) Inflatables has full corporate power and authority to enter into this Agreement and the other agreements contemplated herein to which it is a party, and this Agreement and the other agreements contemplated herein to which it is a party
                  have  been  duly  authorized,  executed   and   delivered   by
                  Inflatables  and   constitute   valid  and  legally    binding
                  obligations of Inflatables enforceable against Inflatables in accordance with their terms, except as such enforceability may
                  be   limited    by  (x)  applicable  bankruptcy,   insolvency,
                  reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally,
                  (y) general principles of equity and (z) the discretion of any court or tribunal of competent jurisdiction before which a dispute is brought;
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         (vii)    to the best  knowledge of such  counsel,  no material  suit or proceeding is pending or threatened against Inflatables or other parties which would have a Material Adverse Effect on Inflatables' business or properties or its ability to make the representations and warranties and perform the obligations set forth herein; and

         (viii) the Share Exchange and the other transactions contemplated in this Agreement shall constitute a "tax free" "reorganization" within the meaning of Section 368(a) of the Code and none of Inflatables, ASDG and the ASDG Shareholders will recognize income, gain or loss for U.S. federal income tax purposes in connection therewith.

If the foregoing opinion is not delivered on the date hereof, this Agreement shall be of no force and effect and shall be void ab initio.

         2.8  TERMINATION OF REORGANIZATION AGREEMENT; MUTUAL RELEASE.

                  (a) Inflatables and the ASDG Shareholders hereby consent to the termination of the Reorganization Agreement as of the date hereof and replacement of the Reorganization Agreement with this Agreement and waive any rights they may have to declare a breach, violation or default under the terms of the Reorganization Agreement arising in any way in connection with such termination. The ASDG Shareholders, constituting all of the directors and shareholders of ASDG, hereby take action by unanimous written consent as evidenced by their signatures below, to cause ASDG to consent to the termination of the Reorganization Agreement and the replacement thereof with this Agreement and to waive any rights its may have to declare a breach, violation or default under the terms of the Reorganization Agreement arising in any way in connection with such termination.

                   (b)  Inflatables  hereby for itself  and its  successors  and assigns, does hereby completely release, acquit and forever discharge ASDG and its owners, stockholders (including without limitation the ASDG Shareholders), predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates (collectively, "ASDG Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which Inflatables now has, has ever had, or may in the future have ("Claim" or "Claims") relating to the Reorganization Agreement or the termination thereof. Inflatables hereby represents and warrants that it has not sold, assigned, transferred, conveyed or otherwise disposed of any such Claims.


                   (c) The ASDG Shareholders, constituting all of the directors and shareholders of ASDG, hereby take action by unanimous written consent as evidenced by their signatures below, to cause ASDG for itself and its successors and assigns, to hereby completely release, acquit and forever discharge Inflatables and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, and affiliates (collectively, "Inflatables Releasees") from any

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and all Claims  relating  to the  Reorganization  Agreement  or the  termination
thereof  and  to  represent  and  warrant  that  it  has  not  sold,   assigned,
transferred, conveyed or otherwise disposed of any such Claims.


                    ARTICLE 3. REPRESENTATIONS AND WARRANTIES
                                 OF INFLATABLES

         Inflatables hereby represents and warrants to the ASDG Shareholders the following matters on and as of the date of this Agreement and at the Closing Date; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 3 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by the ASDG Shareholders, such breach or inaccuracy must have had a Material Adverse Effect.

         3.1 ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. Inflatables is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Inflatables makes such licensing or qualification necessary.

         3.2 NO SUBSIDIARIES. Inflatables neither owns nor controls five percent
(5%) or   more  of  the  outstanding  equity  securities,  either  directly   or
indirectly, of any Person.

         3.3 CORPORATE AUTHORITY. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Inflatables. No further corporate acts or proceedings on the part of Inflatables are required or necessary to authorize this Agreement, the Share Exchange or any other transactions contemplated in this Agreement. Attached hereto on SCHEDULE
3.3 are true, complete and correct copies of Inflatables' Certificate of Organization and Bylaws and all amendments thereto, which Certificate of Organization, as amended, and Bylaws, as amended, remain in full force and effect as of the date hereof. Also attached hereto on SCHEDULE 3.3 is a true, complete and correct copy of resolutions of Inflatables board of directors authorizing Inflatables entry into this Agreement and the other agreements contemplated herein to which Inflatables is a party, which resolutions remain in full force and effect, unamended, as of the date hereof.

         3.4 BINDING EFFECT. When executed, all provisions of this Agreement will constitute valid and legally binding obligations of Inflatables, enforceable against Inflatables in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally, (ii) general principles of equity and (iii) the discretion of any court or tribunal of competent jurisdiction before which a dispute may be brought. Each document and instrument contemplated by this Agreement, when executed and delivered by Inflatables in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Inflatables and enforceable against Inflatables in accordance with its terms, subject to the exceptions in the previous sentence.

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

         3.5 CAPITALIZATION OF INFLATABLES. The authorized capital stock of Inflatables consists solely of (i) 100,000,000 authorized shares of common stock ($0.001 par value per share), of which 8,746,346 shares are issued and outstanding as of the date hereof, excluding the 1,320,000 shares receivable upon exercise of the UCI Warrant (as defined in the Shareholder Agreement), and
(ii) 100,000 authorized shares of "blank check" preferred stock ($0.001 par value per share), none of which have been designated or issued. All of the issued and outstanding shares of Inflatables are validly issued and fully paid and nonassessable. Except as disclosed on SCHEDULE 3.5, there are no outstanding Rights to purchase shares of any class of capital stock of Inflatables, or outstanding agreements pursuant to which Inflatables is or may become obligated to issue any shares of its capital stock. None of the shares of the Inflatables Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Inflatables' Certificate of Incorporation or Bylaws and except for restrictions on account of applicable Federal or state securities laws. No holders of Inflatables securities have preemptive rights with respect to the securities to be issued to the ASDG Shareholders pursuant to this Agreement.

         3.6 COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS.

                  (a) Inflatables is not in default under, or in violation of, any provision of its Certificate of Incorporation or Bylaws. Inflatables is not in default under, or in violation of, any material agreement to which Inflatables is a party.

                  (b) Except as disclosed on SCHEDULE 3.6, Inflatables is not in violation of any applicable law, rule or regulation. Inflatables has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any regulatory authority (i) asserting that Inflatables is not in compliance with any statute, regulation, rule or ordinance, or the internal policies and procedures of Inflatables, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require Inflatables, or indicating that Inflatables may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Inflatables, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of Inflatables (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

         3.7 NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which Inflatables is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of Inflatables, or
(iv) violate any provisions of Inflatables' Certificate of Incorporation or Bylaws. To the best of Inflatables' knowledge, no other party to any material agreement to which Inflatables is a party is in default thereunder or in breach of any provision thereof. To the best of Inflatables' knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.

         3.8 NECESSARY APPROVALS. Inflatables has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. No consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Inflatables in connection with the execution and delivery of this Agreement or the consummation by Inflatables of the transactions contemplated hereby. Inflatables is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of Inflatables as a result of this Agreement.

         3.9  FINANCIAL   STATEMENTS.   The  audited  financial   statements  of
Inflatables to be filed with Inflatables Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Inflatables Financial Statements"), all of which have been provided to ASDG, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of Inflatables at the dates indicated and the results of its operations for each of the periods indicated. The books and records of Inflatables have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Inflatables.

         3.10 TAX RETURNS. Inflatables files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. Inflatables has duly filed all tax reports and returns required to be filed by any Federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by Inflatables) through the date hereof, and Inflatables has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Inflatables is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. Inflatables does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any Federal, state or local income, property, franchise, sales, license or payroll tax. Inflatables does not know of, or have reason to know of, any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Inflatables which, if determined adversely, would result in the assertion of any deficiency. All tax information reported by Inflatables to Federal and state authorities and other Persons has been accurately and timely reported, except such as will not have a Material Adverse Effect. Any exceptions to the foregoing is set forth on SCHEDULE 3.10.

         3.11 UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the Inflatables Financial Statements or as set forth on SCHEDULE 3.11, Inflatables has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 2001, there has been no (i) Material Adverse Event with respect to Inflatables, or (ii) any incurrence by or subjection of Inflatables to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Inflatables not referred to in this Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Inflatables Financial Statements.

         3.12 PROPERTIES, ENCUMBRANCES. Inflatables has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iii) such items as are set forth on SCHEDULE 3.12. Set forth on SCHEDULE
3.12 are all business locations of Inflatables, including whether such locations are owned or leased and a statement of when such locations were first occupied by Inflatables. All buildings and all fixtures, equipment, and other property and assets which are material to its business are held by Inflatables under valid leases or subleases enforceable in accordance with their respective terms.

         3.13 LITIGATION. Except as disclosed on SCHEDULE 3.13, there are no claims, actions, suits or proceedings pending or threatened against Inflatables, or to its knowledge affecting Inflatables, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and Inflatables knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Inflatables specifically or to which Inflatables is subject. SCHEDULE
3.13 also sets forth each pending claim against Inflatables related to the Occupational Safety and Health Act, each claim related to Inflatables pending before the Wage/Hour Division of the Department of Labor, each claim against Inflatables relating to conciliation agreements or complaints by the Office of Federal Contract Compliance Programs, charges filed with the Equal Employment Opportunity Commission with respect to Inflatables and charges filed with the Department of Labor alleging violations of the Family Medical Leave Act by Inflatables, regardless of whether such matters are expected to have a Material Adverse Effect.

         3.14 REPORTS. Inflatables has duly made all reports and filings required to be made pursuant to applicable law.

         3.15 BROKERS. Inflatables has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transactions contemplated herein.

         3.16 EXPENDITURES. SCHEDULE 3.16 sets forth any single expenditure of $25,000 or more proposed to be made by Inflatables after the date hereof and a summary of the terms and conditions pertaining thereto. At least 10 business days prior to the Closing Date, Inflatables will advise ASDG of any changes to
SCHEDULE 3.16 reflecting additions or deletions thereto since the date hereof.

         3.17 INSURANCE. Attached hereto as SCHEDULE 3.17 is a list of the policies of fire, liability, life and other types of insurance held by Inflatables, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Inflatables management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Inflatables taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to Inflatables that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.

         3.18  CONTRACTS AND COMMITMENTS.

                  (a) SCHEDULE 3.18 attached hereto sets forth each contract or other commitment of Inflatables which requires an aggregate payment by Inflatables after the date hereof of more than $25,000, and any other contract or commitment that in the opinion of Inflatables management Materially Adversely Effects the business of Inflatables. Except for the contracts and commitments described in this Agreement or as set forth on SCHEDULE 3.18, Inflatables is not party to or subject to:

         1. Any contracts or commitments which are material to its business, operations or financial condition;
         2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
         3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
         4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
         5.   Any contract or agreement with any labor union;
         6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
         7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise;
         8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
         9. Any license agreement in which Inflatables is the licensor or licensee; and

         10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to Inflatables, or any successors or assigns prior to 30 days from the date hereof.

         3.19  EMPLOYEE BENEFIT PLANS AND CONTRACTS.

                  (a) SCHEDULE 3.19 contains a complete list of all Inflatables Benefit Plans. Inflatables has delivered to the ASDG Shareholders (i) accurate and complete copies of all Inflatables Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Inflatables Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Inflatables Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all Inflatables Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any Inflatables Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any Inflatables Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Inflatables Benefit Plan on SCHEDULE 3.19.

                  (b) All Inflatables Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Inflatables Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving any of the Inflatables Benefit Plans that could subject Inflatables to any material penalty or tax imposed under the Code or ERISA.

                  (c) Except as set forth on SCHEDULE 3.19, any Inflatables Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Inflatables Benefit Plan.

                  (d)  Inflatables   adequately  reserved  for  all  liabilities
accrued prior to the Effective Time under Inflatables' nonqualified retirement or deferred compensation plans.

                  (e) Except as set forth on SCHEDULE 3.19, Inflatables has no current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA). Inflatables has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Inflatables Benefit Plans.

                  (f) There are no pending or threatened claims by or on behalf of any Inflatables Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Inflatables Benefit Plan, alleging any breach of fiduciary duty on the part of Inflatables or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Inflatables Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. Inflatables has made all required contributions under the Inflatables Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any Inflatables Benefit Plan that is subject to the funding requirements of Section 412 of the Code.

                  (g) Inflatables does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No Inflatables Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any Inflatables Benefit Plan has been instituted or threatened.

                  (h) With respect to any Inflatables Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Inflatables Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No. 106.

                  (i) Except as set forth on SCHEDULE 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to Inflatables by reason of Section 280G or any other provision of the Code.

         3.20 ENVIRONMENTAL MATTERS. Inflatables is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Inflatables has not, nor to the best of Inflatables' knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Inflatables (including, without limitation, the buildings or structures thereon) (the "Real Property"). Inflatables has not, nor to the best of Inflatables' knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Inflatables has not, nor to the best of Inflatables' knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Inflatables has provided ASDG with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to Inflatables.

         3.21 INFLATABLES INFORMATION. The written information with respect to Inflatables and its officers, directors, and affiliates which shall have been supplied by Inflatables (or any of its accountants, counsel or other authorized representatives) to the ASDG Shareholders, does not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.22 SECURITIES REPORTS. Except as set forth on SCHEDULE 3.22, during the last two years, Inflatables has filed on a timely basis all securities-related reports, registrations, and statements, together with any amendments, required by applicable regulatory authorities, all of which, as of their respective dates, were in compliance in all material respects with the applicable rules and regulations.

         3.23 INFLATABLES DEBT OUTSTANDING. As of the date of this Agreement, the Total Pro Forma Closing Debt of Inflatables is less than or equal to $400,000. Were the Closing Date March 31, 2002, the Total Pro Forma Closing Debt on such date would have been approximately $384,000, based on Inflatables' balance sheet as of March 31, 2002 included in Inflatables' Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002 filed with the Securities and Exchange Commission. Inflatables has not incurred debt greater than $16,000 since March 31, 2002.


                    ARTICLE 4. REPRESENTATIONS AND WARRANTIES
                              BY ASDG SHAREHOLDERS

          4.1 JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES. The ASDG Shareholders hereby jointly and severally represent and warrant to Inflatables the following matters on and as of the date of this Agreement and at the Closing Date; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 4 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by Inflatables, such breach or inaccuracy must have had a Material Adverse Effect.

                  (A) ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. ASDG is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina.

                  (B) SUBSIDIARIES. ASDG neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person other than Paintball Incorporated, a South Carolina corporation and a wholly-owned subsidiary of ASDG.

                  (C) CORPORATE AUTHORITY. No corporate acts or proceedings on the part of ASDG are required or necessary to authorize this Agreement or the Share Exchange which have not been taken.

                  (D) CAPITALIZATION OF ASDG. The authorized capital stock of ASDG consists solely of (i) 50,000,000 authorized shares of common stock ($0.001 par value per share), of which 5,948,295 shares are issued and outstanding as of the date hereof and (ii) 20,000,000 shares of "blank check" preferred stock, none of which is designated or outstanding. All of the issued and outstanding shares of ASDG are validly issued and fully paid and nonassessable. William R. Fairbanks is the record holder of 4,639,670 shares of ASDG Common Stock, Red Oak Limited Partnership is the record holder of 713,795 shares of ASDG Common Stock and Douglas A. Brown is the record holder of 594,830 shares of ASDG Common Stock. Except as otherwise set forth on SCHEDULE 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of ASDG, or pursuant to which ASDG is or may become obligated to issue any shares of its capital stock.

         4.2. INDIVIDUAL REPRESENTATIONS AND WARRANTIES. Each ASDG Shareholder hereby represents and warrants with respect to himself only to Inflatables the following matters on and as of the date of this Agreement and at the Closing Date; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section 4.2 shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by Inflatables, such breach or inaccuracy must have had a Material Adverse Effect.

                  (A) BINDING EFFECT. When executed, this Agreement will constitute the valid and legally binding obligation of the ASDG Shareholder, enforceable against him in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect or the relief of debtors generally, (ii) general principles of equity and (iii) the discretion of any court or tribunal of competent jurisdiction before which a dispute may be brought.

                  (B) PURCHASE FOR INVESTMENT. The ASDG Shareholder is acquiring Inflatables Common Stock pursuant to this Agreement for his own account for investment purposes only and not with a view to or intention of distribution or resale, and the ASDG Shareholder will not dispose of any of the shares of such Inflatables Common Stock in contravention of the Securities Act or any applicable state securities laws.

                  (C) SALE AND PURCHASE NOT REGISTERED. The ASDG Shareholder is aware that he is acquiring shares of Inflatables Common Stock from Inflatables in a transaction that has not been registered under the Securities Act or pursuant to the securities laws and regulations of any State, and that as a consequence, such Shares are "restricted securities" as defined in Rule 144 promulgated under the Securities Act and may not be resold except pursuant to transactions that are registered under the Securities Act and applicable state securities laws and regulations or transactions that are exempt from such registration.


                     ARTICLE 5. INDEMNIFICATION; ARBITRATION

         5.1. INFORMATION FOR APPLICATION AND STATEMENTS. Inflatables represents and warrants that all information concerning it which has been, is or will be included in any statement and application made to any governmental agency in connection with the transactions contemplated by the Agreement or provided or made to any ASDG Shareholder, was when given or made, and will be when given or made in the future, true and correct in all material respects and did and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. To the maximum extent permitted by applicable law, Inflatables will indemnify and hold harmless the ASDG Shareholders and their affiliates, successors, assigns, employees, contractors and agents, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading. Inflatables agrees, at any time upon the request of an ASDG Shareholder, upon five (5) business days written notice, to furnish to him a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section 5 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.

         5.2. ARBITRATION. Any controversy or claim (including without limit those arising under or conferred by statutes) arising under or in relation to this Agreement, or the breach thereof, or the relations between the parties, shall be finally settled by arbitration by a panel of three arbitrators (unless the amount in dispute is less than $25,000 in which case there shall be only one arbitrator) in Dallas, Texas, administered by the American Arbitration Association, except as specified otherwise in this Agreement, under its then applicable Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; provided however, that this Arbitration clause may not be invoked, applied or enforced by or on behalf of any party seeking to rescind or declare void either this Agreement or the Share Exchange effected thereby, to prevent resort by any other party to any court of competent jurisdiction within the United States. Any filing fee shall be paid by the party filing the claim. Each party shall be responsible for that party's own costs and expenses for arbitration. Expenses for witnesses for either side are to be borne by the party producing the witnesses. All administrative fees for the arbitration and compensation expenses of the arbitrator shall be borne equally by the parties. The arbitrator's authority shall be limited to the resolution of the legal dispute between the parties. The arbitrator shall be bound by and shall apply the applicable law, including allocations of burdens of proof as well as substantive law. There shall not be any limit on the remedies available in the arbitration which would be prohibited by applicable law regarding the limitation of remedies available in arbitration or which would render the obligation to arbitrate unenforceable. But, to the extent permitted by applicable law and to the extent that limitations can be established without impairing the enforceability of the obligation to arbitrate, the parties agree to the following limitation on the remedies that can be awarded by the arbitrators: the arbitrators shall have no power to extend this Agreement beyond its termination date, nor to order reinstatement or other continuation of the parties' relationship after termination, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant. In no case shall the arbitrator have the authority to enlarge substantive rights or remedies available under existing law.



                            ARTICLE 6. MISCELLANEOUS

         6.1 RELIANCE. Notwithstanding any investigation made by or on behalf of the parties, whether before or after the Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.

         6.2 SURVIVAL. The representations, warranties and covenants of the parties hereto shall survive the Closing for a period of three years from the Closing Date.

         6.3 ENTIRE AGREEMENT. This Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.

         6.4 BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

         6.5 NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

       For the ASDG Shareholders:     William R. Fairbanks & Douglas A. Brown
                                      American Sports Development Group, Inc.
                                      155 Verdin Road
                                      Greenville, South Carolina 29607
                                      Fax: 864-458-7221

                         Copy to:     Eric K. Graben, Esq.
                                      Wyche, Burgess, Freeman & Parham, P.A.
                                      44 East Camperdown Way (29601)
                                      Post Office Box 728
                                      Greenville, South Carolina 29602
                                      Fax: 864-242-8324

                  For Inflatables:    American Inflatables, Inc.
                                      947 Newhall Street
                                      Costa Mesa, CA 92647
                                      Attention: Greg Mulholland
                                      Facsimile: (949) 515-9765

                         Copy to:     Warren J. Soloski, Esq.
                                      11300 West Olympic Boulevard
                                      West Los Angeles, California 90025
                                      Facsimile: (310) 473-1470

         6.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and each of which may bear the signature(s) of one or more of the parties hereto, but all of which together shall constitute one and the same instrument. Rebuttable proof of execution of this Agreement by any party may be made by presentation of a copy of this Agreement bearing a facsimile or photostatic copy of the signature of the party whose execution is sought to be proved, and such copies shall be as valid as the originals and as admissible as evidence of proof of the execution and terms and provisions hereof as the originals.

         6.7 INTERPRETATION. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

         6.8 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to any provision (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina other than non-waivable provisions of U.S. federal law, except that the Joint Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California as provided in the Joint Escrow Agreement.

         6.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         6.10 WAIVER. No waiver of any provision of this Agreement, and no consent to any departure by any party therefrom, shall be effective unless it is in writing and signed by the party(ies) from whom such waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

         6.11 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                          SIGNATURES ON FOLLOWING PAGE

         IN WITNESS WHEREOF, this Share Exchange Agreement has been duly entered into as of the date first written above as evidenced by the signatures of the parties hereto or their duly authorized officers set forth below.


AMERICAN INFLATABLES, INC.

By: /s/ Gregg R. Mulholland                Attest: /s/ David W. Ariss
    -------------------------------------          ---------------------
       Gregg R. Mulholland, President              David W. Ariss, Sr., director

                                           Attest: /s/ Jeffrey Jacobson
                                                   ---------------------
                                                   Jeffrey Jacobson,
                                                   Vice President


ASDG SHAREHOLDERS:

/s/ William R. Fairbanks
--------------------------------
William R. Fairbanks


RED OAK LIMITED PARTNERSHIP

By:  /s/ William R. Fairbanks
    ----------------------------------------
      William R. Fairbanks, General Partner



/s/ Douglas A. Brown
--------------------------------
Douglas A. Brown